Exhibit 99

NEWS For Immediate release Contact: Daniel Culver Director of Communications www.fonar.com Email: investor@fonar.com	FONAR Corporation The Inventor of MR Scanning™ An ISO 9001 Company Melville, NY 11747 Phone: 631-694-2929 Fax: 631-390-1709

FONAR BOARD OF DIRECTORS APPOINTS INDEPENDENT DIRECTOR

MELVILLE, NEW YORK, April 27, 2012 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, today announced that on Thursday, April 26, 2012, its board of directors had appointed Ronald G. Lehman as a replacement independent director to fill vacancies on the Company’s board of directors and audit committee. FONAR shareholders will have an opportunity to confirm the appointment at the annual shareholder meeting scheduled for June 25, 2012.

Raymond Damadian, M.D., president and chairman of the board, said, “Mr. Lehman is a talented individual with strengths advising healthcare services companies and with significant corporate finance experience. We expect him to be very beneficial to our growth. We are delighted to have him working with the board of directors and as a member of the audit committee.”

Dr. Damadian continued, “All this follows the sad passing of our good friend Robert Djerejian, who was an able member of the board of directors since 2002.”

Mr. Lehman is a Managing Director of Investment Banking with Bruderman Brothers, Inc., a private, New York-based broker-dealer (a FINRA member firm). Mr. Lehman directly manages all facets of the firm’s transaction processes, from deal origination, to sourcing capital, to negotiating deal structures, through documentation and closing. The firm provides buy and sell-side advisory, capital raising, and consulting services to lower middle-market companies. Mr. Lehman specializes in advising healthcare services companies and has recently completed the recapitalizations of Professional Orthopedic and Sports Medicine, P.C. and Dynamic Healthcare Services, Inc., among others.

From 2000 to 2008, Mr. Lehman worked for various Bruderman entities as a buy and sell-side advisor, and acted as a principal in several private equity transactions. In 2008, he joined Health Diagnostics, LLC, one of the country’s fastest growing diagnostic imaging providers, as a Senior Vice President of Acquisitions where he managed the company’s acquisition and corporate finance activities. Mr. Lehman returned to Bruderman Brothers in 2010 to lead the firm’s investment banking efforts. He also participates in the firm’s merchant banking investments and oversees many of these assignments.

From 1998 to 2000 Mr. Lehman worked at Deutsche Bank Securities, Inc. and last held the position of Associate in their Global Custody Group. Mr. Lehman graduated from Columbia University with a B.A. in 1998.

FONAR Corporation	Page 2 of 2

On Monday, April 23, 2012, The NASDAQ Stock Market LLC ("NASDAQ") staff sent a letter to FONAR stating that FONAR was not in compliance with NASDAQ’s audit committee composition requirement as set forth in Listing Rule 5605 (c)(2)(A), due to Mr. Djerejian’s death on August 21, 2011. Following the appointment of Mr. Lehman, FONAR has regained compliance with the NASDAQ audit committee composition requirement.

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 150 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down only. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

#

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

###